Exhibit 1A-12

From the Desk of

Laurence J. Pino, Esquire

December 19, 2023

Via Edgar and E-mail

ILS Fixed Horizon

PO Box 1227

210 Market Street

El Campo, TX 77437

Re:	ILS Fixed Horizon LLC Regulation A Offering Submission

ILS Fixed Horizon LLC

Response to SEC Letter Dated October 6, 2023

File No. 024-12055

Dear Tom Berry & Donald J. Sutton,

You have asked us to opine on the validity of the offering and sale of the Notes, the exemption from securities registration requirements, the corporate authorization and validity of the securities, and related matters in connection with the ILS Fixed Horizon LLC Regulation A offering as described in the Company's Form 1-A Offering Statement (the "Offering Statement") filed with the Securities and Exchange Commission (the "Commission") under the Act and rules promulgated thereunder.

Importantly, the legal opinions set forth herein are subject to the following qualifications:

1.	The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of Texas. To the extent that the governing law with respect to any matter covered by our opinions is not the law identified in this paragraph, we have assumed that the law applicable to such matter is identical to the law of the State of Texas.

2.	Our opinions are limited to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Offering Statement, Operating Agreement and the Subscription Agreement.

3.	Our opinion assumes that the Company is conducting its business and affairs in compliance with the terms of its Operating Agreement and Articles of Organization. We have participated in the drafting of the Offering Statement.

4.	We have made no investigation or review of any agreements or documents which may be among, between or executed by the Company and third parties other than the documents as referenced herein.

5.	The opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date of this opinion letter nor do we have any responsibility to update this opinion letter for events and circumstances occurring after the date hereof.

For the purposes of this opinion letter, we have examined such documents, records, and instruments as we have deemed necessary or appropriate. These examined documents include, but are not limited to the following:

1.	The Offering Statement on Form 1-A (File No. 024-12150) as filed with the Securities and Exchange Commission (the "SEC") on December 8, 2023 (the "Offering Statement").

2.	The Operating Agreement of the Company;

3.	The Articles of Organization of the Company;

4.	The Subscription Agreements to be executed by purchasers of the Securities;

5.	The Master Loan Purchase and Sales Agreements the Company will use to purchase Notes from Affiliates;

6.	The Transactional Documents Package that shows the Notes Certificates and other fillable information that the Company provides as part of its purchasing and selling of notes; and

7.	Such other documents and information as we deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth in this letter, it is our opinion that:

1.	The Company is validly existing as a limited liability company and in good standing under the laws of the State of Texas. We have examined the articles of organization of the Company filed with the Secretary of State of Texas on April 5, 2022 (the “Articles of Organization), as well as the operating agreement of the Company dated December 8, 2023 (the “Operating Agreement”).

2.	The Offering Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) on [date] (the “Offering Statement”) complies as to form with the requirements of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement has been qualified by the Commission under Tier 2 of Regulation A under the Securities Act.

3.	The up to $75,000,000 aggregate principal amount of the Class A1, Class A2, Class B1, Class B2, Class C1, and Class C2 (the “Securities”) proposed to be offered and sold by the Company pursuant to the Offering Statement have been duly authorized in accordance with the Operating Agreement and applicable resolutions of the Company’s Manager, and when issued and paid for in accordance with the terms of the Subscription Agreement, the Securities will be validly issued, fully paid and non-assessable under state and federal law.

4.	The execution and delivery of the form of subscription agreement (the “Subscription Agreement”) filed as an exhibit to the Offering Statement by the Company does not, and the performance by the Company of its obligations thereunder will not, result in any violation of (i) the Operating Agreement or Articles of Organization; or (ii) to our knowledge, any statute, rule, regulation or order enacted by any United States federal or state agency applicable to the Company or the transactions contemplated by the Subscription Agreement.

5.	The offer and sale of the Securities will be conducted pursuant to and will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation A promulgated thereunder.

6.	The Subscription Agreements, upon receipt of full payment for the securities and the satisfaction of all conditions contained therein, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable principles.

7.	No authorization, consent, order or approval of any United States federal or Texas State government authority that has not already been obtained is necessary in connection with the issuance and sale of the Securities by the Company as contemplated by the Offering Statement and the Subscription Agreements.

Based on the foregoing, and subject to the above, we, as Counsel for ILS Fixed Horizon LLC, are further of the opinion that:

8.	The offer and sale of the Securities pursuant to the Offering Statement and Subscription Agreements will be exempt from the registration requirements of Section 5 of the Securities Act and will not violate any provision of the Securities Act or any regulation or rule thereunder.

9.	The execution and delivery by the Company of the Subscription Agreements, and the consummation by the Company of the transactions contemplated thereby, including the issuance and sale of the Securities, will not violate to our knowledge (i) any provisions of the Articles of Organization or Operating Agreement, (ii) any law, statute, rule or regulation of the State of Texas or United States to which the Company may be subject, or (iii) any judgment, order, writ or decree of any government, governmental instrumentality or court, domestic or foreign, applicable to the Company or its properties.

This opinion is based on currently applicable laws, rules and regulations and is limited to the matters expressly set forth herein. We hereby consent to the filing of this Legal Opinion Letter as Exhibit 12 to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Statement.

If you should require any additional information or clarification, please do not hesitate to contact me at (407) 425-7831.

Sincerely,

/s/ Laurence J. Pino, Esq., for the firm
PINO LAW GROUP PLLC